ITEM 77Q-1

BABSON CAPITAL CORPORATE INVESTORS

Written Consent of Trustees

Amendment to Agreement and Declaration of Trust

July 20, 2016

The undersigned, consisting a majority of the Trustees of Babson Capital Corporate Investors (the “Trust”), a Massachusetts voluntary association established pursuant to a Declaration of Trust, dated September 13, 1985, as amended from time to time (the “Declaration of Trust”):

(a)	Pursuant to Sections 9.2(a) and (b) of the Declaration of Trust, do hereby amend Section 1.1 of the Declaration of Trust, effective as of the close of business on September 9, 2016, by changing the name of the Trust from “Babson Capital Corporate Investors” to “Barings Corporate Investors,” and

 (b) Do hereby authorize the filing of the Declaration of Trust as so amended with the Secretary of the Commonwealth of Massachusetts and the Clerk of the City of Boston, Massachusetts.

/s/ Michael H. Brown	/s/ Clifford M. Noreen
Michael H. Brown	Clifford M. Noreen

/s/ Barbara M. Ginader	/s/ Susan B. Sweeney
Barbara M. Ginader	Susan B. Sweeney

/s/ Edward P. Grace, III	/s/ Maleyne M. Syracuse
Edward P. Grace, III	Maleyne M. Syracuse

/s/ Robert E. Joyal
Robert E. Joyal